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                                                                    EXHIBIT 99.1


           Med-Design Completes $15.0 Million Private Equity Placement


VENTURA, Calif., March 25, 2002 - The Med-Design Corporation (Nasdaq: MEDC), a pioneer in the design and development of safety-engineered needle products for medical use, today announced it successfully completed a private equity placement of the Company's common stock. Med-Design sold 1,326,260 shares of its common stock for $15,000,000. SAFECO (Nasdaq: SAFC), a Seattle provider of insurance and financial products for individuals and businesses, invested $13,572,000 through its Growth Opportunity Fund and its Growth Opportunity Portfolio. The net proceeds to Med-Design, after giving effect to placement agent fees, total approximately $14,200,000.

Med-Design intends to use the proceeds of the offering to fund research and development, to provide molds and automated assembly equipment required under contracts with Abbott Laboratories and Sultan Chemists, and for working capital and other general corporate purposes.

In connection with the offering, Med-Design provided to the placement agent a five-year warrant to purchase 40,000 shares of Med-Design common stock at $14.1375 per share.

The securities offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward Looking Statements


This release may contain forward looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that address, among other things, the use of proceeds of the offering. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements including requirements under Med-Design's contract manufacturing arrangements, commitments under contractual arrangements Med-Design may enter into and other factors discussed in the Company's filings with the Securities and Exchange Commission

For more information on Med-Design Corporation you may access the Med-Design Corporation web site at http://med-design.com/.